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                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.


                                    FORM 15


         Certificate and Notice of Termination of Registration Under
 Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                    0-6311
                    -------------------------------------
                            Commission File Number


                                Waverly, Inc.
          ----------------------------------------------------------
            (Exact name of registrant as specified in its charter)


              351 West Camden Street, Baltimore, Maryland 21117
          ----------------------------------------------------------
            (Address of registrant's principal executive offices)


                    Common Stock, par value $2.00 per share
          ----------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                    None
          ----------------------------------------------------------
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(i)   [ ]
        Rule 12g-4(a)(1)(ii)  [ ]      Rule 12-6-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(ii)  [ ]       Rule 12h-3(b)(2)(ii)   [ ]
                                             Rule 15d-6        [ ]

      Approximate number of holders of record as of the certification or
notice date:   176
            --------

      Pursuant to the requirements of the Securities Exchange Act of 1934, Waverly, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    June 3, 1998                  By: /s/ E. Philip Hanlon
                                          -----------------------------
                                           E. Philip Hanlon
                                           Chief Financial Officer